EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-175594 on Form S-4 of our report dated April 14, 2011 relating to the consolidated financial statements and financial statement schedule of Burlington Coat Factory Investments Holdings, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of new guidance on the accounting for uncertainty in income taxes effective June 3, 2007), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

September 28, 2011